Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Fourth Quarter 2016 Financial Results

•	Full-year 2016 earnings per diluted common share (EPS) of $4.07 on a GAAP basis, $9.57 Adjusted EPS

•	4Q 2016 loss per common share of $2.68 on a GAAP basis, Adjusted earnings of $2.09 per diluted common share

•	4Q 2016 reserve strengthening for non-strategic closed block of long-term care insurance business of $505 million included in GAAP results but excluded from Adjusted results

•	Core business continued strong performance; individual commercial medical in line with prior expectations

•	Full-year 2017 earnings guidance and update on Aetna transaction to be provided no later than February 16, 2017; conference call to be held at that time

•	Company comments on proposed changes to 2018 Medicare Advantage payments

•	James E. Murray, Executive Vice President and Chief Operating Officer, to retire March 31, 2017

LOUISVILLE, KY (February 8, 2017) – Humana Inc. (NYSE: HUM) today reported pretax results and results per common share for the quarter ended December 31, 2016 (4Q 2016) versus the quarter ended December 31, 2015 (4Q 2015) and for the year ended December 31, 2016 (FY16) versus the year ended December 31, 2015 (FY15) as follows:

Consolidated pretax (loss) income In millions	4Q 2016 (a)	4Q 2015 Recast (b)	FY16 (c)	FY15 Recast (d)
Generally Accepted Accounting Principles (GAAP)	($486)	$246	$1,552	$2,431
Transaction and integration costs associated with pending transaction with Aetna Inc. (Aetna)	23	12	104	23
Amortization associated with identifiable intangibles	18	21	77	93
Write-off of risk corridor receivables (e)	583	—	583	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (f)	505	—	505	—
Premium deficiency reserve (PDR) for certain 2016 individual commercial medical (Individual Commercial) policies	—	176	—	176
Gain related to sale of Concentra, Inc. (Concentra)	—	(3)	—	(270)
Adjusted (non-GAAP)	$643	$452	$2,821	$2,453

(Loss per common share) or Diluted earnings per common share	4Q 2016 (a)	4Q 2015 Recast (b)	FY16 (c)	FY15 Recast (d)
GAAP	($2.68)	$0.67	$4.07	$8.44
Transaction and integration costs associated with pending transaction with Aetna	0.15	0.08	0.64	0.14
Amortization associated with identifiable intangibles	0.08	0.09	0.32	0.39
Write-off of risk corridor receivables (e)	2.43	—	2.43	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (f)	2.11	—	2.11	—
PDR for certain 2016 Individual Commercial policies	—	0.74	—	0.74
Gain related to sale of Concentra	—	(0.04)	—	(1.57)
Adjusted (non-GAAP)	$2.09	$1.54	$9.57	$8.14

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“We are proud of our strong 2016 operating results, particularly given the complex operating environment during the extended transaction process,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “These results and the current strength of the company are the result of deep clinical engagement with our members, tireless work to simplify the member experience, our partnership with providers and the dedication of our more than 50,000 associates.”

Following the January 23, 2017 decision from the U.S. District Court for the District of Columbia (the Court) regarding the company’s pending transaction with Aetna, Humana now expects to provide its 2017 financial guidance and hold a call with investors to discuss that guidance and provide an update on the transaction with Aetna no later than February 16, 2017. This time frame allows Humana to fully evaluate the Court’s decision and any related impact on its expected results for 2017.

The GAAP consolidated pretax loss for 4Q 2016 of $486 million compared unfavorably to GAAP consolidated pretax income of $246 million in 4Q 2015, primarily reflecting the previously-announced write-off of approximately $583 million, or $2.43 per diluted common share, in receivables associated with the risk corridor premium stabilization program as well as reserve strengthening for the company’s non-strategic closed block of long-term care insurance business of $505 million, or $2.11 per diluted common share (discussed below). These negative impacts were partially offset by the year-over-year impact of the $176 million PDR recorded in 4Q 2015 related to certain Individual Commercial policies, improvement in results for the company’s individual Medicare Advantage business, and higher operating earnings in the Healthcare Services segment.

The Adjusted consolidated pretax income for 4Q 2016 of $643 million rose $191 million, or 42 percent, versus $452 million in 4Q 2015 primarily due to year-over-year improvement in the individual Medicare Advantage business and higher operating earnings in the Healthcare Services segment, while excluding the quarterly impact of the items detailed in the consolidated pretax (loss) income table above.

For FY16, GAAP consolidated pretax income of $1.55 billion decreased $879 million, or 36 percent, from $2.43 billion in FY15 primarily due to the same factors impacting the GAAP quarterly comparisons along with increased profitability in the company’s state-based contracts business, partially offset by the impact of the FY15 gain related to the sale of Concentra.

Adjusted consolidated pretax income for FY16 of $2.82 billion increased $368 million, or 15 percent, versus $2.45 billion in FY15 reflecting the same factors impacting the full-year GAAP comparison, while excluding the full-year impact of the items detailed in the consolidated pretax (loss) income table above.

Further discussions of each segment’s financial results are included in the segment highlights below.

The year-over-year changes in per-share results (both GAAP and Adjusted) for 4Q 2016 reflected the same factors impacting the GAAP and Adjusted consolidated pretax income comparisons year over year, as well as a tax benefit in 4Q 2016 versus tax expense in 4Q 2015.

The year-over-year changes in EPS (both GAAP and Adjusted) for FY16 reflected the combination of the same factors impacting the GAAP and Adjusted consolidated pretax income for the full year, as well as a higher effective tax rate in FY16 versus FY15 and the previously disclosed retroactive beneficial impact of $0.12 per diluted common share in the first quarter 2016 from the early adoption of a new accounting standard in the second quarter of 2016.

“We are pleased that our operating results in 2016 demonstrated solid execution resulting in performance above our expectations,” said Brian A. Kane, Senior Vice President and Chief Financial Officer, “Our individual Medicare Advantage and Healthcare Services businesses improved significantly year over year and our cash flow from operations more than doubled. We have entered 2017 with a solid balance sheet and keen operational focus, positioning us well for the future.”

James E. Murray to retire March 31, 2017

The company also announced today that James E. Murray, Executive Vice President and Chief Operating Officer, has decided to retire from that position effective March 31, 2017, and has agreed to serve as an advisor to the company through the end of the year. At this time, the company does not anticipate filling the Chief Operating Officer role.

“Jim’s commitment to Humana and contributions to our success are without parallel,” said Broussard. “Since joining the organization in 1989, his passion for growing our company while serving our customers has been evident to all who have worked with him and learned from him. I wish him well in his next endeavors, and am pleased that the company will continue to benefit from his advice and experience through the end of the year.”

2018 Advance Notice

On Wednesday, February 1, 2017, after the stock market closed, the Centers for Medicare and Medicaid Services (CMS) issued its preliminary 2018 Medicare Advantage and Part D payment rates and proposed policy changes (collectively, the Advance Notice). CMS has invited public comment on the Advance Notice before publishing final rates on April 3, 2017 (the Final Notice).

In the Advance Notice, CMS estimates Medicare Advantage plans across the sector will, on average, experience a 0.25 percent increase in benchmark funding based on proposals included therein. As indicated by CMS, its estimate excludes the impact of fee-for-service county rebasing/re-pricing since the related impact is dependent upon finalization of certain data, which will be available with the publication of the Final Notice.

CMS’ estimate includes 40 basis points of negative impact associated with Star quality bonuses sector-wide. Excluding that item, CMS’ estimate would be a 0.65 percent increase.

Based on the company’s preliminary analysis using the same factors CMS included in its estimate, the components of which are detailed on CMS’ web site, Humana anticipates the proposals in the Advance Notice would result in a change to its benchmark funding relatively in line with CMS’ estimate, excluding the impact attributable to Star quality bonuses.

As previously disclosed, the most recent Star quality ratings published by CMS show a significant decline in the percent of Humana members expected to be in 4-Star rated plans or above. The company continues to believe that its Star ratings for the 2018 bonus year do not accurately reflect the company’s actual performance under certain Star measures. Consequently, the company filed for reconsideration of those measures under the appropriate administrative process. The company also continues to evaluate its contract structures for rationalization to mitigate the negative impact on Star bonus revenues for 2018. The ultimate financial impact to the company related to 2018 Star bonus revenues is dependent upon multiple variables including, but not limited to, the ultimate number of Medicare Advantage members in 4-Star or higher rated plans and the geographic distribution of those members as well as a number of operational initiatives which would serve to mitigate the negative impact of the company’s Star performance.

The Advance Notice also discussed proposed changes to Star rating measurements which, if adopted, are expected to be implemented prospectively. Consequently, such changes are not expected to impact the company’s financial results for 2018, if adopted.

The company will be drawing upon its program expertise to provide CMS formal commentary on the impact of the Advance Notice and the related impact upon Medicare beneficiaries’ quality of care and service to its members through the Medicare Advantage program.

Aetna Transaction

As previously announced, Humana entered into a definitive merger agreement with Aetna on July 2, 2015 under which, at the closing, Aetna will acquire each outstanding common share of Humana for $125 in cash and 0.8375 of an Aetna common share. At separate special stockholder meetings both held on October 19, 2015, Humana stockholders approved the adoption of the Aetna merger agreement and Aetna shareholders approved the issuance of the Aetna common stock in the transaction.

The transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino antitrust waiting period and approvals of certain state Departments of Insurance and other regulators. As permitted under the merger agreement, Aetna and Humana previously agreed to extend the time period to satisfy all necessary closing conditions and close the transaction to December 31, 2016. On December 22, 2016, in order to further extend the merger agreement, both parties agreed to waive the right to terminate the merger agreement until 11:59 p.m. on February 15, 2017.

On July 21, 2016, the U.S. Department of Justice (DOJ) filed a civil antitrust lawsuit alleging that the merger would violate Section 7 of the Clayton Antitrust Act, and seeking a permanent injunction that would prevent the closing of the transaction.

In order to address the DOJ’s perceived competitive concerns regarding Medicare Advantage, on August 2, 2016, the company and Aetna each entered into definitive asset purchase agreements (the Humana APA and the Aetna APA, respectively) to sell for cash to Molina Healthcare, Inc. certain of their respective Medicare Advantage assets. The sale price under the Humana APA and the Aetna APA is approximately $117 million in the aggregate, based on the estimated membership in the plans involved in the transaction. The transactions contemplated by the Humana APA and the Aetna APA remain subject to the completion of Humana’s transaction with Aetna, the resolution of the DOJ litigation, CMS approvals and actions and customary closing conditions, including approvals of state Departments of Insurance and other regulators.

The DOJ trial commenced on December 5, 2016, and concluded on December 30, 2016. On January 23, 2017, the Court ruled in favor of the DOJ and granted a permanent injunction of the proposed transaction. The company is reviewing the Court’s ruling.

Conference Call

As noted above, the company now expects to provide its 2017 financial guidance and hold a related conference call with investors to discuss 2017 guidance and provide an update on the Aetna transaction no later than February 16, 2017. Details regarding that conference call will be provided at the time the company issues its 2017 financial projections.

Please direct any questions regarding the company’s 4Q 2016 earnings release to Humana Investor Relations or Humana Corporate Communications.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues	4Q 2016 (a)	4Q 2015	FY16 (c)	FY15
GAAP	$12,878	$13,361	$54,379	$54,289
Write-off of risk corridor receivables	583	—	583	—
Adjusted (non-GAAP)	$13,461	$13,361	$54,962	$54,289

GAAP consolidated revenues for 4Q 2016 were $12.88 billion, a decrease of $483 million, or 4 percent, from $13.36 billion in 4Q 2015. The year-over-year decrease reflected a reduction to premiums of approximately $583 million related to the previously disclosed write-off of risk corridor receivables, the loss of premiums associated with a large group Medicare account that moved to a private exchange on January 1, 2016, and a decline in premium revenues associated with fewer Individual Commercial members. These decreases were partially offset by higher average membership and per-member premium increases for certain lines of business.

Adjusted consolidated revenues for 4Q 2016 of $13.46 billion compare to GAAP consolidated premiums and services revenues for 4Q 2015 of $13.36 billion, with the year-over-year change driven by the same factors as the GAAP comparisons, while excluding the impact of the risk corridor receivables write-off.

GAAP consolidated revenues for FY16 of $54.38 billion increased $90 million from $54.29 billion in FY15. The FY16 year-over-year increase for GAAP consolidated revenues was primarily driven by higher average membership and per-member premium increases for certain lines of business. These increases were substantially offset by the write-off of risk corridor receivables, the loss of premiums associated with a large group Medicare account that moved to a private exchange on January 1, 2016, a decline in premium revenues associated with fewer Individual Commercial members and lower services revenues in FY16 given the sale of Concentra in June 2015.

Adjusted consolidated revenues for FY16 of $54.96 billion compare to GAAP consolidated revenues for FY15 of $54.29 billion, and reflected the same factors as the GAAP comparisons to FY15, while excluding the impact of the risk corridor receivables write-off.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	4Q 2016 (a)	4Q 2015 (b)	FY16 (c)	FY15 (d)
GAAP	89.2%	85.8%	84.9%	84.5%
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business	(4.0%)	—	(1.0%)	—
PDR for certain 2016 Individual Commercial policies	—	(1.4%)	—	(0.3%)
Write-off of risk corridor receivables	(4.0%)	—	(0.9%)	—
Adjusted (non-GAAP)	81.2%	84.4%	83.0%	84.2%

The 4Q 2016 GAAP consolidated benefit ratio of 89.2 percent increased 340 basis points from 85.8 percent for 4Q 2015 primarily due to $505 million in incremental benefits expense for reserve strengthening in the company’s non-strategic closed block of long-term care insurance policies, as described below, and the impact on the consolidated benefit ratio of lower consolidated premiums associated with the $583 million write-off of risk corridor receivables. The negative impact of these items was partially offset by lower year-over-year utilization for both Medicare Advantage and

Group segment businesses and favorable comparisons of Prior Period Development for the Retail and Group segments, including favorable development related to the first three quarters of 2016. The 4Q 2015 GAAP consolidated benefit ratio included the impact of the $176 million PDR recorded related to certain of the company’s 2016 Individual Commercial policies, benefitting the year-over-year comparison for the consolidated benefit ratio.

The 4Q 2016 Adjusted consolidated benefit ratio of 81.2 percent decreased by 320 basis points from the 4Q 2015 Adjusted consolidated benefit ratio of 84.4 percent. The year-over-year comparison for the Adjusted consolidated benefit ratios reflects the same factors impacting the quarterly GAAP comparison, while excluding the quarterly impact of the items detailed in the consolidated benefit ratio table above.

The FY16 GAAP consolidated benefit ratio of 84.9 percent increased by 40 basis points from 84.5 percent in FY15 reflecting the same factors impacting the quarterly GAAP comparisons.

The FY16 Adjusted consolidated benefit ratio of 83.0 percent decreased by 120 basis points from the FY15 Adjusted ratio of 84.2 percent reflecting the same factors impacting the year-over-year comparison of the GAAP consolidated benefit ratios for the full year, while excluding the full-year impacts of the items detailed in the consolidated benefit ratio table above.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	Fourth quarter	Full Year
Prior Period Development from prior years recognized in 2016	$340	$95	$90	$57	$582
Prior Period Development from prior years recognized in 2015	$194	($16)	$67	($9)	$236

Prior Period Development for 2016 and 2015 is shown above and decreased the GAAP consolidated benefit ratio by 50 basis points in 4Q 2016 while increasing the ratio by 10 basis points in 4Q 2015. Prior Period Development decreased the FY16 GAAP consolidated benefit ratio by 110 basis points versus 50 basis points in FY15.

Closed block of long-term care insurance policies

In connection with its acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies. These policies were sold between 1995 and 2005, of which approximately 30,800 remained in force as of December 31, 2016. During 4Q 2016, the company increased its future policy benefits expense by approximately $505 million to strengthen reserves for this closed block of policies as it determined the present value of future premiums together with its existing reserves were not adequate to provide for future policy benefits. This adjustment primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment and an increase in policyholder life expectancies. Future policy benefits associated with these policies are included in “Other Businesses” in the company’s consolidating statement of operations.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	4Q 2016 (a)	4Q 2015 (b)	FY16 (c)	FY15
GAAP	15.8%	14.1%	13.5%	13.6%
Transaction and integration costs associated with pending Aetna transaction	(0.2%)	(0.1%)	(0.2%)	—
Write-off of risk corridor receivables	(0.7%)	—	(0.2%)	—
Adjusted (non-GAAP)	14.9%	14.0%	13.1%	13.6%

The 4Q 2016 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 15.8 percent increased 170 basis points from 14.1 percent in 4Q 2015, primarily reflecting increases in this ratio for both the Retail and Group segments attributed to the temporary suspension of certain discretionary administrative costs in 4Q 2015 resulting in an unfavorable year-over-year comparison as these expenses were incurred at more normalized levels in 4Q 2016, along with the impact of the risk corridor receivables write-off in 4Q 2016. The Retail segment ratio was also negatively impacted by the previously-disclosed loss of the large group Medicare Advantage account (which carried a lower operating cost ratio than that for individual Medicare Advantage business) that moved to a private exchange on January 1, 2016.

The 4Q 2016 Adjusted consolidated operating cost ratio of 14.9 percent increased 90 basis points from the 4Q 2015 Adjusted consolidated operating cost ratio of 14.0 percent primarily driven by the same factors impacting the change in the GAAP consolidated operating cost ratios, while excluding the quarterly impact of the items detailed in the consolidated operating cost ratio table above.

The FY16 GAAP consolidated operating cost ratio of 13.5 percent decreased 10 basis points from 13.6 percent in FY15, reflecting the sale of Concentra in June 2015, which carried a higher operating cost ratio than that for the company on a consolidated basis, partially offset by the unfavorable year-over-year comparison associated with temporary reductions in discretionary administrative costs in the latter half of 2015 and the impact of the risk corridor receivables write-off in 4Q 2016. The company has also continued to drive administrative cost efficiencies while maintaining its focus on the consumer and provider experience.

The FY16 Adjusted consolidated operating cost ratio of 13.1 percent decreased 50 basis points year over year from 13.6 percent in FY15 reflecting the same factors impacting the annual GAAP consolidated operating cost ratio comparisons, while excluding the full-year impact of the items detailed in the consolidated operating cost ratio table above.

Balance sheet

Cash, cash equivalents and investment securities

•	At December 31, 2016, the company had cash, cash equivalents, and investment securities of $13.68 billion, down $2.70 billion, or 16 percent, from $16.37 billion at September 30, 2016 primarily reflecting the impact of the early receipt of the October 2016 Medicare premium remittance of $3.03 billion in September 2016 because the payment date of October 1, 2016 fell on a weekend.

•	At December 31, 2016, cash and short-term investments held at the parent company of $2.01 billion increased $113 million, or 6 percent, from $1.90 billion at September 30, 2016, primarily impacted by dividends received from subsidiaries and operating cash derived from the company’s non-insurance subsidiaries’ profits, partially offset by capital contributions into certain subsidiaries, capital expenditures, and cash dividends paid to stockholders. FY16 subsidiary dividends to the parent company totaled $763 million, including $100 million in 4Q 2016, compared to $493 million in FY15. Parent company cash and short-term investments included $300 million associated with outstanding commercial paper at both December 31, 2016 and September 30, 2016.

Premium stabilization programs (3Rs) receivables

•	At December 31, 2016, net receivables of $456 million were associated with the 3Rs with detail of the net receivables (payables) for the 3Rs as follows:

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances related to prior plan years at 12/31/16	Balances related to 2016 plan year at 12/31/16	Total Balances at 12/31/16	Total Balances at 9/30/16	Total Balances at 12/31/15
Reinsurance recoverables	$54	$206	$260	$215	$610
Net risk adjustment settlement	—	196	196	144	(87)
Net risk corridor settlement	—	—	—	591	459
Total 3Rs Accrued, net	$54	$402	$456	$950	$982

•	During the first and third quarters of 2016, the Department of Health and Human Services (HHS) paid health plans a portion of the estimated reinsurance recoverables for the 2015 plan year. Reinsurance recoverables associated with the 2014 plan year were paid by HHS in the third and fourth quarters of 2015.

•	Reinsurance recoverables and net risk adjustment settlements for the 2016 plan year are primarily classified on the December 31, 2016 balance sheet as short-term due to the expected timing for such settlements.

•	During December 2016, the company announced that due to a change in interpretation of the Affordable Care Act (ACA) associated with a recent court decision (e) involving parties unrelated to Humana, it wrote-off $583 million of risk corridor receivables outstanding as of September 30, 2016, in accordance with the applicable accounting rules. The company collected approximately $36 million from CMS for risk corridor receivables associated with the 2014 plan year from inception through December 31, 2016.

Benefits payable

•	Days in claims payable (DCP) of 40.6 at December 31, 2016 decreased 2.3 days from 42.9 at September 30, 2016 primarily reflecting the expected seasonal decline in 4Q 2016 as well as a reduction in claims processing time for the commercial businesses. DCP at December 31, 2016 declined 1.0 day from 41.6 at December 31, 2015.

DCP represents the benefits payable at the end of the quarter divided by the average benefits expense per day in the quarter. The company computes this metric excluding: (1) the impact of the Medicare stand-alone PDP and military services businesses, (2) reinsurance expense related to the Individual Commercial business and long-duration products, (3) the PDR related to the 2016 ACA-compliant Individual Commercial policies, and (4) future policy benefits expense associated with reserve strengthening for the company’s non-strategic closed block of long-term care insurance business.

•

As previously disclosed, in 4Q 2015, the company recorded a PDR of $176 million related to certain of its 2016 Individual Commercial policies and subsequently increased that PDR by approximately $208 million in the second quarter of 2016. Full-year 2016 estimated losses associated with the PDR were in line with the company’s previous estimate resulting in the application of 4Q 2016 losses to the remaining PDR balance. The

PDR had been included on the company’s balance sheet in benefits payable. Activity associated with the PDR during FY16 was as follows:

Premium Deficiency Reserve Rollforward (in millions)
Balance at January 1, 2016	$176
First quarter 2016 financial results for ACA-compliant Individual Commercial business applied to PDR (g)	13
Balance at March 31, 2016	$189
Second quarter 2016 financial results for ACA-compliant Individual Commercial business applied against PDR (g)	(60)
Second quarter 2016 change in FY16 PDR estimate impacting benefit expense	208
Balance at June 30, 2016	$337
Third quarter 2016 financial results for ACA-compliant Individual Commercial business applied against PDR (g)	(131)
Balance at September 30, 2016	$206
4Q 2016 financial results for ACA-compliant Individual Commercial business applied against PDR (g)	(206)
Balance at December 31, 2016	—

Debt-to-total capitalization

•	Debt-to-total capitalization at December 31, 2016 was 27.7 percent, up 110 basis points from 26.6 percent at September 30, 2016, but below the company’s long-term target range of 30 to 35 percent needed to maintain its investment grade credit rating, providing the company with significant financial flexibility. The sequential change in this ratio primarily reflected lower capital from the net impact of the 4Q 2016 GAAP net loss and the payment of cash dividends during the quarter. The company had $300 million outstanding on its commercial paper program as of both December 31, 2016 and September 30, 2016.

Operating cash flows

Net cash (used in) provided by operating activities In millions	4Q 2016	4Q 2015	FY16	FY15
GAAP	($2,773)	$337	$1,936	$868
Timing of premium payment from CMS (h)	3,034	—	—	—
Adjusted (non-GAAP)	$261	$337	$1,936	$868

•	GAAP cash flows used in operations of $2.77 billion in 4Q 2016 compared unfavorably to cash flows provided by operations of $337 million in 4Q 2015 as a result of the company receiving the October 2016 Medicare premium remittance from CMS of $3.03 billion in September 2016 because the payment date of October 1, 2016 fell on a weekend. 4Q 2016 GAAP operating cash flows included two monthly Medicare premium payments from CMS compared to three in 4Q 2015. Additionally, GAAP operating cash flows were impacted by unfavorable year-over-year changes in working capital items, partially offset by higher earnings exclusive of items not impacting operating cash flow on a consolidated basis. Items not impacting operating cash flows on a consolidated basis included the write-off of risk corridor receivables, the reserve strengthening for the company’s non-strategic closed block of long-term care insurance business in 4Q 2016 and the recognition of the PDR in 4Q 2015.

Adjusted cash flows provided by operations for 4Q 2016 of $261 million was $76 million lower than the prior year primarily due to the same factors impacting the quarterly GAAP comparison, while excluding the impact of the early October 2016 remittance from CMS.

•	For FY16, GAAP cash flows provided by operations totaled $1.94 billion versus $868 million of cash flows provided by operations during FY15, an increase of $1.07 billion year over year. The year-over-year increase was due to favorable working capital changes and higher earnings exclusive of items not impacting operating cash on a consolidated basis. Working capital changes year over year primarily reflected lower income tax payments, the change in net receivable balances associated with the 3Rs, and one less payroll cycle in FY16 versus FY15, partially offset by the impact on benefits payable year over year from lower membership in the company’s group Medicare Advantage and Individual Commercial businesses. Items not impacting consolidated operating cash flows, and thus excluded from earnings, included, for 2016, the write-off of risk corridor receivables and the reserve strengthening for the company’s non-strategic closed block of long-term care insurance business and, for 2015, gain on the sale of Concentra and the recognition of the PDR.

Share repurchases

•	Due to the pending transaction with Aetna, the company suspended its share repurchase program on July 2, 2015. The company’s previous $2 billion share repurchase authorization approved by its Board of Directors in September 2014 expired on December 31, 2016.

Cash dividends

•	The company paid cash dividends to its stockholders of $44 million in 4Q 2016 and $43 million in 4Q 2015. Cash dividends of $177 million were paid to the company’s stockholders during FY16 and $172 million during FY15.

•	The company’s ability and intent to continue its cash dividends to stockholders is not impacted by the pending transaction with Aetna, although the company has agreed with Aetna that its quarterly dividend will not exceed $0.29 per share prior to closing the transaction. Additionally, as contemplated by the company’s merger agreement with Aetna, Humana has aligned the record and payment dates for its quarterly dividends with those of Aetna.

Humana’s Retail Segment

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as Individual Commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits. These contracts are collectively referred to as state-based contracts.

Retail Segment Highlights for 2016

Individual Medicare Advantage business

•	Operating results for the company’s individual Medicare Advantage business were ahead of the company’s original expectations primarily due to lower-than-projected Medicare Advantage utilization as well as favorable Prior Period Development. Operational initiatives are centered around optimizing the performance of the company’s clinical programs to reduce medical cost trend.

Group Medicare Advantage business

•	The company’s group Medicare Advantage business performed ahead of management’s original expectations in FY16, primarily reflecting favorable Prior Period Development. As expected, revenues and earnings for this business were lower than those in FY15, primarily due to the previously disclosed loss of a large profitable account on January 1, 2016 when that account moved to a private exchange.

Stand-alone PDP business

•	The company’s stand-alone PDP business performed generally in line with management’s expectations reflecting solid membership growth, higher-than-projected mail-order pharmacy utilization and emerging cost trends that are favorable versus expectations incorporated into 2016 plan designs. Importantly, the company’s Humana-Walmart plan remains a leader in low-price product offerings.

Individual Commercial business

•	In 2016, the company offered on-exchange coverage in 15 states. For 2017, the company is offering on-exchange Individual Commercial health plans in 11 states. The company had limited on-exchange membership in the four states where it discontinued that coverage in 2017. Humana also discontinued substantially all ACA-compliant off-exchange Individual Commercial plans effective January 1, 2017.

•	As previously disclosed, the company established a $176 million PDR in 4Q 2015 associated with certain of its Individual Commercial policies for 2016. In the second quarter of 2016, the company increased its FY16 PDR by approximately $208 million. Full-year 2016 estimated losses associated with the PDR were unchanged during 4Q 2016 resulting in the application of 4Q 2016 losses to the remaining PDR balance during the quarter.

State-based contracts business

•	Operating performance of the company’s state-based contract business exceeded management’s original expectations primarily due to the benefit of a retroactive rate increase for the company’s Medicaid Temporary Assistance for Needy Families (TANF) products in Florida, provider network initiatives and the continued rationalization of this business’ administrative cost structure.

Retail segment revenues:

Retail segment revenues	4Q 2016 (a)	4Q 2015	FY16 (c)	FY15
GAAP	$10,956	$11,359	$46,655	$45,948
Write-off of risk corridor receivables	583	—	583	—
Adjusted (non-GAAP)	$11,539	$11,359	$47,238	$45,948

•	The 4Q 2016 GAAP revenues for the Retail segment were $10.96 billion, a decrease of $403 million, or 4 percent, from $11.36 billion in 4Q 2015 primarily reflecting a reduction of premiums of approximately $583 million related to the write-off of risk corridor receivables, the loss of premiums associated with a large group Medicare account that moved to a private exchange on January 1, 2016, and a decline in premiums revenue associated with lower Individual Commercial membership. These decreases were partially offset by higher average membership for the company’s individual Medicare Advantage and state-based contract businesses, along with per-member premium increases for certain of the segment’s businesses.

The 4Q 2016 Adjusted revenues for the Retail segment of $11.54 billion increased $180 million, or 2 percent, from $11.36 billion in GAAP revenues for 4Q 2015 as the factors positively impacting the GAAP quarterly comparisons more than offset those negatively impacting the GAAP quarterly comparisons, excluding the impact of the risk corridors receivables write-off.

•	FY16 GAAP revenues for the Retail segment were $46.66 billion, an increase of $707 million, or 2 percent, from $45.95 billion in FY15, primarily reflecting higher average membership for the company’s individual Medicare Advantage and state-based contract businesses, along with per-member premium increases for certain of the segment’s businesses. These increases were partially offset by the write-off of risk corridor receivables, the loss of premiums associated with a previously discussed large group Medicare account that moved to a private exchange, and a decline in premiums associated with lower Individual Commercial membership.

FY16 Adjusted revenues for the Retail segment of $47.24 billion were impacted by the same factors as the quarterly Adjusted comparisons.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,837,600 as of December 31, 2016, an increase of 84,200, or 3 percent, from 2,753,400 at December 31, 2015, and up 5,900, or less than 1 percent, from 2,831,700 as of September 30, 2016, primarily due to net membership additions associated with the 2016 plan year, particularly in the company’s HMO offerings.

•	January 2017 individual Medicare Advantage membership approximated 2,848,000, up approximately 10,400 from December 31, 2016, reflecting net membership additions during the recently completed Annual Election Period (AEP) for Medicare beneficiaries including the loss of approximately 50,000 members in plans no longer offered for 2017.

•	Group Medicare Advantage membership was 355,400 as of December 31, 2016, a decrease of 128,700, or 27 percent, from 484,100 at December 31, 2015 but up 1,500, or less than 1 percent, from 353,900 at September 30, 2016. The year-over-year decrease primarily reflected the previously disclosed loss of a large profitable account on January 1, 2016 as this account moved to a private exchange.

•	January 2017 group Medicare Advantage membership approximated 431,000, up approximately 75,600, or 21 percent from December 31, 2016, reflecting net membership additions during the recently completed AEP for Medicare beneficiaries.

•	Membership in the company’s stand-alone PDP offerings was 4,951,400 as of December 31, 2016, an increase of 393,500, or 9 percent, from 4,557,900 at December 31, 2015, and up 38,000, or 1 percent, from 4,913,400 as of September 30, 2016. These increases primarily resulted from growth in the company’s low-price Humana-Walmart plan offering.

•	January 2017 stand-alone PDP membership approximated 5,174,000, up approximately 222,600, or 4 percent from December 31, 2016, reflecting net membership additions during the recently completed AEP for Medicare beneficiaries.

•	Individual Commercial membership of 654,800 as of December 31, 2016, was down 244,300, or 27 percent, from 899,100 at December 31, 2015, and down 71,400, or 10 percent, from 726,200 at September 30, 2016. The year-over-year and sequential changes primarily reflected the loss of on-exchange membership due to product competiveness, loss of membership associated with ACA-compliant plan discontinuances, loss of membership associated with non-payment of premiums or termination by CMS due to lack of eligibility documentation, and lower membership in legacy (non-ACA-compliant) plans.

•	January 2017 Individual Commercial membership approximated 204,000, including 152,000 members enrolled in ACA-compliant plans. The decline of approximately 450,800, or 69 percent from December 31, 2016 reflects net membership declines during the on-going open enrollment period for healthcare exchanges and the impact of product and service area reductions.

•	State-based contracts membership (including dual-eligible demonstration members) was 388,100 as of December 31, 2016, an increase of 14,400, or 4 percent, from 373,700 at December 31 2015, but down 2,000, or 1 percent, from 390,100 at September 30, 2016. The year-over-year increase was primarily driven by the addition of membership under the Florida state-based contracts.

•	Membership in individual specialty products (i) was 1,088,100 as of December 31, 2016, a decrease of 65,000, or 6 percent, from 1,153,100 at December 31, 2015, and down 37,200, or 3 percent, from 1,125,300 at September 30, 2016. These decreases primarily resulted from the loss of Individual Commercial members that also had specialty coverage.

Retail segment benefits expense:

Retail Segment benefit ratio (benefits expense as a percent of premiums)	4Q 2016 (a)	4Q 2015 (b)	FY16 (c)	FY15 (d)
GAAP	87.5%	87.7%	86.2%	86.7%
PDR for certain 2016 Individual Commercial policies	—	(1.6%)	—	(0.4%)
Write-off of risk corridor receivables	(4.5%)	—	(1.0%)	—
Adjusted (non-GAAP)	83.0%	86.1%	85.2%	86.3%

•	The 4Q 2016 GAAP benefit ratio for the Retail segment of 87.5 percent decreased 20 basis points from 87.7 percent in 4Q 2015 primarily due to the favorable impact from lower year-over-year Medicare Advantage utilization, favorable comparisons of Prior Period Development, including favorable development related to the first three quarters of 2016, and the 4Q 2015 PDR recorded related to certain of the company’s 2016 Individual Commercial policies, partially offset by the impact on the Retail segment benefit ratio of lower premiums associated with the $583 million write-off of risk corridor receivables.

The 4Q 2016 Adjusted benefit ratio for the Retail segment of 83.0 percent decreased 310 basis points from 86.1 percent in 4Q 2015 primarily due to the same factors impacting the quarterly GAAP comparison while excluding the quarterly impact of the items detailed in the Retail segment benefit ratio table above.

•	The FY16 GAAP benefit ratio for the Retail segment of 86.2 percent was 50 basis points lower than the FY15 ratio of 86.7 percent reflecting the same factors impacting the quarterly comparison, exclusive of favorable development related to the first three quarters of 2016.

The FY16 Adjusted benefit ratio for the Retail segment of 85.2 percent decreased 110 basis points from the FY15 Adjusted benefit ratio of 86.3 percent primarily reflecting the same factors impacting comparisons of the full-year GAAP ratios while excluding the full-year impact of the items detailed in the Retail segment benefit ratio table above.

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	Fourth quarter	Full Year
Prior Period Development from prior years recognized in 2016	$298	$98	$87	$52	$535
Prior Period Development from prior years recognized in 2015	$188	($11)	$65	($14)	$228

•	The Retail segment Prior Period Development increased to $52 million in 4Q 2016 compared to unfavorable development of $14 million in 4Q 2015. This increase primarily related to favorable year-over-year comparisons for the company’s Medicare Advantage business and Individual Commercial businesses. Prior Period Development decreased the 4Q 2016 Retail segment benefit ratio by 50 basis points while increasing the ratio by 10 basis points in 4Q 2015.

•	Prior Period Development for the Retail segment for FY16 increased to $535 million compared to $228 million in FY15 reflecting the same factors impacting year-over-year comparisons for the fourth quarter. Prior Period Development decreased the FY16 consolidated benefit ratio by 110 basis points versus 50 basis points in FY15.

Retail segment operating costs:

Retail Segment operating cost ratio (operating costs as a percent of total revenues less investment income)	4Q 2016 (a)	4Q 2015	FY16 (c)	FY15
GAAP	13.8%	12.5%	11.5%	11.2%
Write-off of risk corridor receivables	(0.7%)	—	(0.2%)	—
Adjusted (non-GAAP)	13.1%	12.5%	11.3%	11.2%

•	The Retail segment’s GAAP operating cost ratio of 13.8 percent in 4Q 2016 increased 130 basis points from 12.5 percent in 4Q 2015. The ratio increased year over year due to the impact on premiums associated with the write-off of risk corridor receivables and comparison to unusually low operating expenses in 4Q 2015 resulting from the temporary suspension of certain discretionary administrative costs, along with the previously-disclosed loss of the large group Medicare Advantage account (which carried a lower operating cost ratio than that for individual Medicare Advantage business).

The Retail segment’s Adjusted operating cost ratio of 13.1 percent in 4Q 2016 increased 60 basis points versus the 4Q 2015 GAAP operating cost ratio of 12.5 percent primarily due to the same factors driving the GAAP year-over-year comparison for the fourth quarter, while excluding the impact of the write-off of risk corridor receivables.

•	The Retail segment’s FY16 GAAP operating cost ratio of 11.5 percent was 30 basis points higher than 11.2 percent in FY15. The Retail segment’s FY16 Adjusted operating cost ratio of 11.3 percent was 10 basis points higher than the FY15 GAAP operating cost ratio of 11.2 percent. Full-year changes associated with the GAAP and Adjusted operating cost ratios reflect the same factors impacting the quarterly comparisons. The company has also continued to drive administrative cost efficiencies while maintaining its focus on the consumer and provider experience.

•	The non-deductible health insurance industry fee increased the Retail segment’s GAAP operating cost ratio by approximately 180 basis points in 4Q 2016 and by 170 basis points in 4Q 2015, while increasing the segment’s GAAP operating cost ratio by approximately 170 basis points in FY16 versus 160 basis points in FY15.

Retail segment pretax results:

Retail Segment pretax (loss) income in millions	4Q 2016 (a)	4Q 2015 Recast (b)	FY16 (c)	FY15 Recast (d)
GAAP	($181)	($30)	$937	$930
Amortization associated with identifiable intangibles	6	7	26	28
Write-off of risk corridor receivables	583	—	583	—
PDR for certain 2016 Individual Commercial policies	—	176	—	176
Adjusted (non-GAAP)	$408	$153	$1,546	$1,134

•	The Retail segment’s GAAP pretax loss of $181 million in 4Q 2016 compared to a GAAP pretax loss for the segment of $30 million in 4Q 2015, a pretax loss of $151 million more than the prior year’s quarter primarily due to the 4Q 2016 impact of the risk corridor receivables write-off, partially offset by the impact of the 4Q 2015 $176 million PDR related to certain 2016 Individual Commercial policies and higher pretax earnings for the company’s individual Medicare Advantage business year over year.

Adjusted pretax income for the Retail segment of $408 million in 4Q 2016 increased $255 million, or 167 percent, from $153 million in 4Q 2015 reflecting the same factors impacting the GAAP comparison, while excluding the quarterly impact of the items detailed in the Retail segment pretax (loss) income table above.

•	For FY16, GAAP pretax income for the Retail Segment of $937 million increased by $7 million, or 1 percent, versus the segment’s GAAP pretax income of $930 million for FY15 reflecting improvement in the company’s individual Medicare Advantage and state-based contracts businesses along with the favorable year-over-year impact of the PDR recorded in 4Q 2015 related to certain 2016 Individual Commercial policies, substantially offset by the write-off of risk corridor receivables.

Adjusted pretax income for the Retail segment of $1.55 billion in FY16 increased $412 million, or 36 percent, from $1.13 billion of Adjusted pretax income for the Retail segment in FY15 also primarily driven by the same factors impacting the full-year GAAP comparisons, while excluding the full-year impact of the items detailed in the Retail segment pretax (loss) income table above.

Humana’s Group Segment

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights for 2016

•	The Group segment’s operating performance was in line with management’s original expectations.

•	The company’s current military services business 5-year South Region contract, which expires on March 31, 2017, is subject to annual renewals on April 1 of each year during its term at the government’s option. On March 30, 2016, the company received notice that the Defense Health Agency (DHA) exercised its option to extend the TRICARE South Region contract through March 31, 2017. On July 21, 2016, the company was notified by the DHA that it was awarded the contract for the TRICARE East Region, which is a consolidation of the former North and South Regions, with the delivery of health care services expected to commence on October 1, 2017. The next generation East Region and West Region contract awards are currently subject to protests by unsuccessful bidders in the U.S. Court of Federal Claims and before the DHA.

Group segment revenues:

•	The 4Q 2016 revenues for the Group segment were $1.82 billion, down $35 million, or 2 percent, from $1.85 billion in 4Q 2015, primarily reflecting declines in average fully-insured and ASO commercial group medical membership, partially offset by an increase in fully-insured group medical per-member premiums.

•	The FY16 revenues for the Group segment were $7.25 billion, a decrease of $137 million, or 2 percent, from $7.39 billion in FY15, primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter.

Group segment enrollment:

•	Group fully-insured commercial medical membership was 1,136,000 at December 31, 2016, a decrease of 42,300, or 4 percent, from 1,178,300 at December 31, 2015, but slightly up 4,500, or less than 1 percent, from 1,131,500 at September 30, 2016. The year-over-year change is reflective of lower membership in both large group and small group accounts. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 65 percent at December 31, 2016 and December 31, 2015 and 66 percent at September 30, 2016.

•	Group ASO commercial medical membership was 573,200 at December 31, 2016, a decline of 137,500, or 19 percent, from 710,700 at December 31, 2015, while slightly up 2,900, or 1 percent from 570,300 at September 30, 2016. The year-over-year decline primarily reflects the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,084,100 at December 31, 2016, a slight increase of 9,700, or less than 1 percent, from 3,074,400 at December 31, 2015, and up 3,200, or less than 1 percent, versus 3,080,900 at September 30, 2016.

•	Membership in Group specialty products was 5,873,100 at December 31, 2016, a decline of 195,600, or 3 percent, from 6,068,700 at December 31, 2015, but up 43,200, or 1 percent, from 5,829,900 at September 30, 2016. The year-over-year decrease primarily resulted from the loss of several large stand-alone dental and vision accounts, along with the loss of certain fully-insured group medical accounts that also had specialty coverage.

•	Membership in Go365TM (known as HumanaVitality® prior to January 2017), the company’s wellness and loyalty rewards program, was 3,649,100 at December 31, 2016, a decrease of 283,200, or 7 percent, from 3,932,300 at December 31, 2015, and down 22,800, or 1 percent, from 3,671,900 at September 30, 2016. The declines in membership primarily reflect the decline in group Medicare Advantage membership from the loss of the large account on January 1, 2016 discussed above and Individual Commercial membership declines.

Group segment benefits expense:

•	The 4Q 2016 benefit ratio for the Group segment was 82.0 percent, a decrease of 120 basis points from 83.2 percent for 4Q 2015. The year-over-year decrease in the benefit ratio primarily reflects lower utilization along with favorable development in 4Q 2016 related to the first three quarters of 2016.

•	The FY16 benefit ratio for the Group segment of 79.6 percent decreased 60 basis points from the 80.2 percent ratio for FY15, primarily reflecting the beneficial effect of higher Prior Period Development in FY16 and lower-than-projected utilization.

Group Segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	Fourth quarter	Full Year
Prior Period Development from prior years recognized in 2016	$41	($3)	$3	$5	$46
Prior Period Development from prior years recognized in 2015	$5	($6)	$3	$5	$7

•	The Group segment Prior Period Development was $5 million in 4Q 2016 and in 4Q 2015. Prior Period Development lowered the Group segment benefit ratio by 30 basis points in 4Q 2016 and 4Q 2015.

•	Prior Period Development for the Group segment for FY16 was $46 million compared to $7 million in FY15. Prior Period Development lowered the Group segment benefit ratio by 70 basis points in FY16 and by 10 basis points in FY15.

Group segment operating costs:

•	The Group segment’s operating cost ratio was 26.4 percent in 4Q 2016, an increase of 220 basis points from 24.2 percent in 4Q 2015, primarily due to the comparison to unusually low operating expenses in the prior year resulting from the temporary suspension of certain discretionary administrative costs.

•	The Group segment’s operating cost ratio of 24.6 percent for FY16, an increase of 60 basis points compared to the FY15 ratio of 24.0 percent primarily due to the same factor impacting the quarterly comparison.

•	The non-deductible health insurance industry fee negatively impacted the Group segment’s operating cost ratio by approximately 140 basis points in 4Q 2016 and 4Q 2015, while also increasing the segment’s GAAP operating cost ratio by approximately 150 basis points in FY16 versus 140 basis points in FY15.

Group segment pretax results:

Group segment pretax (loss) income In Millions	4Q 2016 (a)	4Q 2015 Recast (b)	FY16 (c)	FY15 Recast (d)
GAAP	($14)	$22	$257	$258
Amortization associated with identifiable intangibles	1	3	6	12
Adjusted (non-GAAP)	($13)	$25	$263	$270

•	The Group segment’s GAAP pretax loss of $14 million in 4Q 2016 compared to GAAP pretax income of $22 million in 4Q 2015, a decrease of $36 million, or 164 percent. The decline reflects the impact of an increase in the segment’s operating cost ratio, partially offset by the improvement in the segment’s benefit ratio on a lower base of revenues.

The Adjusted pretax loss for the Group segment of $13 million in 4Q 2016 decreased $38 million, or 152 percent, from $25 million of Adjusted pretax income in 4Q 2015 reflecting the same factors impacting the quarterly GAAP comparison, while excluding the quarterly impact of amortization associated with identifiable intangibles.

•	The Group segment’s GAAP pretax income of $257 million in FY16 was relatively unchanged from the GAAP pretax income of $258 million in FY15 as a higher operating cost ratio was substantially offset by a lower benefit ratio for the segment.

Adjusted pretax income for the Group segment of $263 million in FY16 decreased $7 million, or 3 percent, from $270 million in FY15 reflecting the same factors impacting the full-year GAAP comparison while excluding the full-year impact of amortization associated with identifiable intangibles.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights for 2016

•	Operating performance for the Healthcare Services segment outperformed management’s original expectations, primarily driven by higher-than-projected operating performance in the company’s pharmacy solutions business, including higher mail order utilization and improvement in key operating metrics, as well as enhanced consumer participation and engagement in the company’s clinical programs.

•	FY16 results exclude the impact of the company’s Concentra operations which were sold in June 2015.

Healthcare Services segment revenues:

•	Revenue of $6.33 billion in 4Q 2016 for the Healthcare Services segment increased $349 million, or 6 percent, from $5.98 billion in 4Q 2015, resulting from increased mail-order penetration along with growth in the company’s individual Medicare Advantage and stand-alone PDP membership which resulted in increased engagement of members in clinical programs and higher utilization of the Healthcare Services businesses.

•	FY16 revenue for the Healthcare Services segment was $25.12 billion, an increase of $1.52 billion, or 6 percent, from $23.61 billion in FY15 primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter, partially offset by lower external services revenues due to the previously discussed sale of the Concentra business in June 2015.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.4 percent in 4Q 2016 was equivalent to the 4Q 2015 ratio.

•	The Healthcare Services segment’s operating cost ratio of 95.4 percent for FY16 was slightly higher compared to the FY15 ratio of 95.2 percent primarily reflecting a higher operating cost ratio for the company’s provider services business, partially offset by operating cost efficiencies associated with the company’s pharmacy operations. The higher ratio for the company’s provider services business primarily reflected significantly lower Medicare rates year over year associated with CMS’ risk coding recalibration for 2016 in geographies where the company’s provider assets are primarily located.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 50,400 at December 31, 2016 increased 11 percent from 45,500 at December 31, 2015 and increased 2 percent from 49,600 at September 30, 2016. At December 31, 2016, 64 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 59 percent at December 31, 2015 and 63 percent at September 30, 2016.

•

Medicare Advantage membership in the Humana Chronic Care Program rose to 622,300 at December 31, 2016, up 5 percent from 590,300 at December 31, 2015 and up 1 percent from 614,700 at September 30, 2016. These increases reflected greater focus on members living with the most chronic conditions. Enhanced predictive modeling capabilities and proactive clinical outreach and engagement of those members helped drive increased clinical program participation, offset by the loss of engaged members associated with the previously-disclosed group Medicare Advantage account that termed on January 1, 2016. The company continues to refine its clinical management programs to help optimize the quality of healthcare for its members and ensure appropriate returns on its investments.

•	Pharmacy script volumes of 109 million for 4Q 2016 increased 6 percent compared to 103 million for 4Q 2015, primarily driven by higher average medical membership. FY16 pharmacy script volumes of 426 million increased 7 percent compared to 398 million for FY15 primarily reflecting the same factor impacting the year-over-year comparison for the fourth quarter.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income (in millions)	4Q 2016 (a)	4Q 2015 Recast (b)	FY16 (c)	FY15 Recast (d)
GAAP	$267	$244	$1,067	$981
Amortization associated with identifiable intangibles	11	11	44	51
Adjusted (non-GAAP)	$278	$255	$1,111	$1,032

•	Healthcare Services segment GAAP pretax income of $267 million in 4Q 2016 increased by $23 million, or 9 percent, from GAAP pretax income of $244 million in 4Q 2015. The fourth quarter year-over-year GAAP change for the Healthcare Services segment primarily resulted from incremental earnings associated with revenue growth from the pharmacy solutions business as it increased mail-order penetration and served the company’s growing individual Medicare membership. The increase was partially offset by on-going pressures in the company’s provider services business reflecting significantly lower Medicare rates year over year discussed above. Adjusted pretax income for the Healthcare Services segment of $278 million was up $23 million, or 9 percent, compared to $255 million in 4Q 2015 reflecting the same factors impacting the quarterly GAAP comparison, while excluding the quarterly impact of amortization associated with identifiable intangibles.

•	FY16 GAAP pretax income for the Healthcare Services segment of $1.07 billion increased by $86 million, or 9 percent, from FY15 GAAP pretax earnings of $981 million. The year-over-year GAAP change primarily reflected the same factors impacting the year-over-year comparison for the fourth quarter partially offset by the negative comparison associated with the sale of Concentra in June 2015. The segment’s Adjusted pretax income for FY16 of $1.11 billion increased $79 million, or 8 percent, versus the FY15 Adjusted pretax income for the Healthcare Services segment of $1.03 billion reflecting the same factors impacting the full-year GAAP comparison, while excluding the full-year impact of amortization associated with identifiable intangibles.

Footnotes

(a)	4Q 2016 Adjusted results exclude the following:

•	Pretax transaction and integration costs of $23 million, or $0.15 per diluted common share, associated with the pending transaction with Aetna; GAAP measures affected in this release include the consolidated operating cost ratio, consolidated pretax income and EPS.

•	Pretax amortization expense associated with identifiable intangibles of $18 million (consolidated), or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS and segment pretax results (for each segment’s amount of such amortization).

•	The pretax write-off of approximately $583 million, or $2.43 per diluted common share, in risk corridor receivables associated with the premium stabilization program; GAAP measures affected in this release include consolidated premiums, consolidated revenues, consolidated pretax income, EPS, consolidated benefit ratio, consolidated operating cost ratio, Retail segment premiums, Retail segment revenues, Retail segment pretax income, Retail segment benefit ratio, and Retail segment operating cost ratio. See related footnote (e).

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business (included in “Other Businesses” in company’s consolidating statement of operations); GAAP measures affected in this release include the consolidated benefit ratio, consolidated pretax income and EPS. See related footnote (f).

(b)	4Q 2015 Adjusted results exclude the following:

•	Pretax transaction and integration costs of $12 million, or $0.08 per diluted common share, associated with the pending transaction with Aetna; GAAP measures affected in this release include the consolidated operating cost ratio, consolidated pretax income and EPS.

•	Pretax amortization expense associated with identifiable intangibles of $21 million (consolidated), or $0.09 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS and segment pretax results (for each segment’s amount of such amortization). Beginning with its first quarter 2016 results, the company has been adjusting for the exclusion of amortization of identifiable intangibles to align with reporting methods used across the managed care sector. For comparability to 4Q 2016, adjusted amounts for 4Q 2015 have been recast to also reflect the amortization adjustment.

•	A premium deficiency reserve of $176 million, or $0.74 per diluted common share, related to the company’s 2016 ACA-compliant Individual Commercial offerings; GAAP measures affected in this release include the consolidated benefit ratio, consolidated pretax income, EPS, the Retail segment benefit ratio and the Retail segment pretax income.

•	A pretax gain of $3 million, or approximately $0.04 per diluted common, associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra on June 1, 2015; GAAP measures affected in this release include consolidated pretax income and EPS.

(c)	FY16 Adjusted results exclude the following:

•	Pretax transaction and integration costs of $104 million, or $0.64 per diluted common share, associated with the pending transaction with Aetna; GAAP measures affected in this release include the consolidated operating cost ratio, consolidated pretax income and EPS.

•	Pretax amortization expense associated with identifiable intangibles of $77 million (consolidated), or $0.32 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS and segment pretax results (for each segment’s amount of such amortization).

•	The pretax write-off of approximately $583 million, or $2.43 per diluted common share, in receivables associated with the risk corridor premium stabilization program; GAAP measures affected in this release include consolidated premiums, consolidated revenues, consolidated pretax income, EPS, consolidated benefit ratio, consolidated operating cost ratio, Retail segment premiums, Retail segment revenues, Retail segment pretax income, Retail segment benefit ratio, and Retail segment operating cost ratio. See related footnote (e).

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business (included in “Other Businesses” in company’s consolidating statement of operations); GAAP measures affected in this release include the consolidated benefit ratio, consolidated pretax income and EPS. See related footnote (f).

(d)	FY15 Adjusted results exclude the following:

•	Pretax transaction and integration costs of $23 million, or $0.14 per diluted common share, associated with the pending transaction with Aetna; GAAP measures affected in this release include the consolidated operating cost ratio, consolidated pretax income and EPS.

•	Pretax amortization expense associated with identifiable intangibles of $93 million (consolidated), or $0.39 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS and segment pretax results (for each segment’s amount of such amortization). Beginning with its first quarter 2016 results, the company has been adjusting for the exclusion of amortization of identifiable intangibles to align with reporting methods used across the managed care sector. For comparability to FY16, adjusted amounts for FY15 have been recast to also reflect the amortization adjustment.

•	A premium deficiency reserve of $176 million, or $0.74 per diluted common share, related to the company’s 2016 ACA-compliant Individual Commercial offerings; GAAP measures affected in this release include the consolidated benefit ratio, consolidated pretax income, EPS, the Retail segment benefit ratio and the Retail segment pretax income.

•	A pretax gain of $270 million, or approximately $1.57 per diluted common share, associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra on June 1, 2015; GAAP measures affected in this release include consolidated pretax income and EPS.

(e)	On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers against the Department of Health and Humana Services (HHS) to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. The company had maintained the receivable in previous periods in reliance upon the interpretation previously promulgated by HHS that the risk corridor receivables were obligations of the U.S. government. Given this court decision, however, the company’s conclusion with respect to the ultimate collectability of the receivable has shifted, and accounting rules required that the receivable be written off. Land of Lincoln Mutual Health Insurance Company v. United States; United States Court of Federal Claims No. 16-744C.
(f)	As noted above, in addition to previously-disclosed adjustments, EPS for FY16 included a strengthening of reserves for the company’s non-strategic closed block of long-term care business. In connection with its acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies. These policies were sold between 1995 and 2005, of which approximately 30,800 remained in force as of December 31, 2016. During the fourth quarter of 2016, the company recorded a reserve strengthening for this closed block of policies as it determined the present value of future premiums, together with its existing reserves were not adequate to provide for future policy benefits. This adjustment primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment and an increase in policyholder life expectancies.
(g)	Individual Commercial financial results applied against the PDR exclude indirect administrative expenses associated with that business.
(h)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.
(i)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, Humana’s and Aetna’s actions with respect to the pending Department of Justice (DOJ) litigation; the outcome of the pending litigation in which the DOJ is seeking to block the transaction; the timing to consummate the transaction if it is not blocked; the terms and the timing of divestiture agreements entered into by Humana and Aetna to address the DOJ’s perceived competitive concerns regarding Medicare Advantage; the risk that a condition to closing of the transaction may not be satisfied or that the closing of the transaction otherwise does not occur; the risk that a regulatory approval required for the transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the transaction that are in addition to the pending DOJ litigation; the diversion of management time on transaction-related issues (including the pending DOJ litigation); as well as information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	Humana’s transaction with Aetna is subject to various closing conditions, including governmental and regulatory approvals as well as other uncertainties and there can be no assurances as to whether and when it may be completed.

•	The merger agreement between Humana and Aetna prohibits Humana from pursuing alternative transactions to the pending transaction with Aetna.

•	The number of shares of Aetna common stock that Humana’s stockholders will receive in the transaction is based on a fixed exchange ratio. Because the market price of Aetna’s common stock will fluctuate, Humana’s stockholders cannot be certain of the value of the portion of the transaction consideration to be paid in Aetna’s common stock.

•	While the transaction with Aetna is pending, Humana is subject to business uncertainties and contractual restrictions that could materially adversely affect Humana’s results of operations, financial position and cash flows or result in a loss of employees, customers, members or suppliers.

•	Failure to consummate the transaction with Aetna could negatively impact Humana’s results of operations, financial position and cash flows.

•	The filing of a civil antitrust complaint against us and Aetna is delaying, and could ultimately prevent, the consummation of the merger with Aetna.

•	Delays in completing the Merger will delay the benefits expected to be achieved by the Merger.

•	The timing of the closing of the transactions contemplated by the asset purchase agreements between Humana and Molina Healthcare, Inc., and between Aetna and Molina Healthcare, Inc., are uncertain, and may delay the completion of the merger between Humana and Aetna for a significant period of time.

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. We continually review estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and make necessary adjustments to our reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves we may establish, including premium deficiency reserves, may be insufficient. In addition, there can be no guarantees that any reconsideration that Humana may file with respect to certain of the Company’s Star rating measures for the 2018 bonus year will be successful, that operational measures Humana may take will successfully mitigate any negative effects of Star quality ratings for the 2018 bonus year, or that Humana will not experience a decline in membership growth for 2017 or 2018 as a result of the Company’s 2018 bonus year Star ratings.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which became effective on October 1, 2015. Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace the Health Care Reform Law, creates uncertainty for the company’s business, and it cannot predict when, or in in what form, such legislative changes may occur.

•	Humana’s participation in the federal and state health insurance exchanges, which entail uncertainties associated with mix, volume of business and the operation of premium stabilization programs that are subject to federal administrative action, could adversely affect the company’s results of operations, financial position and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2015;

•	Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016;

•	Form 8-Ks filed during 2016 and 2017.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Calendar of events

•	Corporate Governance information

Humana Inc.

Statistical Schedules

And

Supplementary Information

4Q16 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

4Q16 Earnings Release

Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income	(S-3 - S-4)
2.	Consolidated Balance Sheets	(S-5)
3.	Consolidated Statements of Cash Flows	(S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter	(S-8 - S-9)
5.	Consolidating Statements of Income - FY	(S-10 - S-11)
6.	Ending Membership Detail	(S-12)
7.	Premiums and Services Revenue Detail	(S-13 - S-14)
8.	Medicare Summary	(S-15)
9.	Healthcare Services Segment Metrics	(S-16 - S-18)
Balance Sheet Detail
10.	Investments	(S-19)
11.	Benefits Payable Detail and Statistics	(S-20 - S-22)
Footnotes		(S-23)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended December 31,		Dollar	Percentage
	2016	2015	Change	Change
Revenues:
Premiums	$12,560	$12,962	$(402)	-3.1%
Services	220	263	(43)	-16.3%
Investment income	98	136	(38)	-27.9%

Total revenues	12,878	13,361	(483)	-3.6%

Operating expenses:
Benefits	11,201	11,116	85	0.8%
Operating costs	2,024	1,868	156	8.4%
Depreciation and amortization	91	88	3	3.4%

Total operating expenses	13,316	13,072	244	1.9%

(Loss) income from operations	(438)	289	(727)	-251.6%
Gain on sale of business	—	3	(3)	n/a
Interest expense	48	46	2	4.3%

(Loss) income before income taxes	(486)	246	(732)	-297.6%
(Benefit) provision for income taxes	(85)	145	(230)	-158.6%

Net (loss) income	$(401)	$101	$(502)	-497.0%

Basic (loss) earnings per common share	$(2.68)	$0.68	$(3.36)	-494.1%
Diluted (loss) earnings per common share	$(2.68)	$0.67	$(3.35)	-500.0%

Shares used in computing basic earnings per common share (000’s)	149,536	148,970
Shares used in computing diluted earnings per common share (000’s)	149,536	150,606

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Year ended December 31,		Dollar	Percentage
	2016	2015	Change	Change
Revenues:
Premiums	$53,021	$52,409	$612	1.2%
Services	969	1,406	(437)	-31.1%
Investment income	389	474	(85)	-17.9%

Total revenues	54,379	54,289	90	0.2%

Operating expenses:
Benefits	45,007	44,269	738	1.7%
Operating costs	7,277	7,318	(41)	-0.6%
Depreciation and amortization	354	355	(1)	-0.3%

Total operating expenses	52,638	51,942	696	1.3%

Income from operations	1,741	2,347	(606)	-25.8%
Gain on sale of business	—	270	(270)	n/a
Interest expense	189	186	3	1.6%

Income before income taxes	1,552	2,431	(879)	-36.2%
Provision for income taxes	938	1,155	(217)	-18.8%

Net income	$614	$1,276	$(662)	-51.9%

Basic earnings per common share	$4.11	$8.54	$(4.43)	-51.9%
Diluted earnings per common share	$4.07	$8.44	$(4.37)	-51.8%

Shares used in computing basic earnings per common share (000’s)	149,375	149,455
Shares used in computing diluted earnings per common share (000’s)	150,917	151,142

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	December 31,	December 31,	YTD Change
	2016	2015	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$3,877	$2,571
Investment securities	7,595	7,267
Receivables, net	1,280	1,161
Other current assets	3,438	4,712

Total current assets	16,190	15,711	$479	3.0%

Property and equipment, net	1,505	1,384
Long-term investment securities	2,203	1,843
Goodwill	3,272	3,265
Other long-term assets	2,226	2,475

Total assets	$25,396	$24,678	$718	2.9%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,563	$4,976
Trade accounts payable and accrued expenses	2,467	2,212
Book overdraft	212	301
Unearned revenues	280	364
Short-term borrowings	300	299

Total current liabilities	7,822	8,152	$(330)	-4.0%

Long-term debt	3,792	3,794
Future policy benefits payable	2,834	2,151
Other long-term liabilities	263	235

Total liabilities	14,711	14,332	$379	2.6%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,495,007 issued at December 31, 2016	33	33
Capital in excess of par value	2,562	2,530
Retained earnings	11,454	11,017
Accumulated other comprehensive (loss) income	(66)	58
Treasury stock, at cost, 49,189,811 shares at December 31, 2016	(3,298)	(3,292)

Total stockholders’ equity	10,685	10,346	$339	3.3%

Total liabilities and stockholders’ equity	$25,396	$24,678	$718	2.9%

Debt-to-total capitalization ratio	27.7%	28.3%

Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	5.0%	10.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended December 31,		Dollar	Percentage
	2016	2015	Change	Change
Cash flows from operating activities
Net (loss) income	$(401)	$101
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on sale of business	—	(3)
Depreciation	99	91
Other intangible amortization	18	21
Net realized capital gains	(31)	(58)
Stock-based compensation	39	17
Benefit for deferred income taxes	(125)	(15)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(515)	(175)
Other assets	845	208
Benefits payable	(486)	54
Other liabilities	810	11
Unearned revenues	(3,071)	67
Other, net	45	18

Net cash (used in) provided by operating activities	(2,773)	337	($3,110)	-922.8%

Cash flows from investing activities
Proceeds from sale of business	—	6
Purchases of property and equipment	(132)	(139)
Proceeds from sales of property and equipment	—	1
Purchases of investment securities	(2,033)	(2,394)
Maturities of investment securities	344	184
Proceeds from sales of investment securities	993	2,045

Net cash used in investing activities	(828)	(297)	($531)	-178.8%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	743	688
Repayments of commercial paper, net	(1)	288
Change in book overdraft	29	5
Common stock repurchases	(29)	(5)
Dividends paid	(44)	(43)
Proceeds from stock option exercises and other	11	1

Net cash provided by financing activities	709	934	($225)	-24.1%

(Decrease) increase in cash and cash equivalents	(2,892)	974
Cash and cash equivalents at beginning of period	6,769	1,597

Cash and cash equivalents at end of period	$3,877	$2,571

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Year Ended December 31,		Dollar	Percentage
	2016	2015	Change	Change
Cash flows from operating activities
Net income	$614	$1,276
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business	—	(270)
Depreciation	388	354
Other intangible amortization	77	93
Net realized capital gains	(96)	(146)
Stock-based compensation	115	109
Benefit for deferred income taxes	(71)	(2)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(119)	(119)
Other assets	426	(872)
Benefits payable	(413)	501
Other liabilities	937	(129)
Unearned revenues	(84)	3
Other, net	162	70

Net cash provided by operating activities	1,936	868	$1,068	123.0%

Cash flows from investing activities
Proceeds from sale of business	—	1,061
Acquisitions, net of cash acquired	(7)	(38)
Purchases of property and equipment	(527)	(523)
Proceeds from sales of property and equipment	—	1
Purchases of investment securities	(6,566)	(6,739)
Maturities of investment securities	1,426	1,065
Proceeds from sales of investment securities	4,312	5,493

Net cash (used in) provided by investing activities	(1,362)	320	($1,682)	-525.6%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	1,093	(296)
(Repayments) proceeds of commercial paper, net	(2)	298
Change in book overdraft	(89)	(33)
Common stock repurchases	(104)	(385)
Excess tax benefit from stock-based compensation	—	15
Dividends paid	(177)	(172)
Proceeds from stock option exercises and other	11	21

Net cash provided by (used in) financing activities	732	(552)	$1,284	232.6%

Increase in cash and cash equivalents	1,306	636
Cash and cash equivalents at beginning of period	2,571	1,935

Cash and cash equivalents at end of period	$3,877	$2,571

Humana Inc.

Consolidating Statements of Income - 4Q16

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$7,809	$—	$—	$—	$—	$7,809
Group Medicare Advantage	1,054	—	—	—	—	1,054
Medicare stand-alone PDP	951	—	—	—	—	951

Total Medicare	9,814	—	—	—	—	9,814

Fully-insured	374	1,361	—	—	—	1,735
Specialty	63	259	—	—	—	322
Medicaid and other (A)	680	—	—	9	—	689

Total premiums	10,931	1,620	—	9	—	12,560

Services revenue:
Provider	—	14	50	—	—	64
ASO and other (B)	1	143	—	3	—	147
Pharmacy	—	—	9	—	—	9

Total services revenue	1	157	59	3	—	220

Total revenues - external customers	10,932	1,777	59	12	—	12,780

Intersegment revenues
Services	—	32	4,644	—	(4,676)	—
Products	—	—	1,620	—	(1,620)	—

Total intersegment revenues	—	32	6,264	—	(6,296)	—

Investment income	24	6	8	18	42	98

Total revenues	10,956	1,815	6,331	30	(6,254)	12,878

Operating expenses:
Benefits	9,562	1,328	—	535	(224)	11,201
Operating costs	1,514	478	6,032	4	(6,004)	2,024
Depreciation and amortization	61	23	32	1	(26)	91

Total operating expenses	11,137	1,829	6,064	540	(6,254)	13,316

(Loss) income from operations	(181)	(14)	267	(510)	—	(438)
Interest expense	—	—	—	—	48	48

(Loss) income before income taxes	$(181)	$(14)	$267	$(510)	$(48)	$(486)

Benefit ratio	87.5%	82.0%				89.2%
Operating cost ratio	13.8%	26.4%	95.4%			15.8%

Humana Inc.

Consolidating Statements of Income - 4Q15

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$7,343	$—	$—	$—	$—	$7,343
Group Medicare Advantage	1,400	—	—	—	—	1,400
Medicare stand-alone PDP	931	—	—	—	—	931

Total Medicare	9,674	—	—	—	—	9,674

Fully-insured	980	1,368	—	—	—	2,348
Specialty	66	260	—	—	—	326
Medicaid and other (A)	599	5	—	10	—	614

Total premiums	11,319	1,633	—	10	—	12,962

Services revenue:
Provider	—	11	65	—	—	76
ASO and other (B)	2	173	—	4	—	179
Pharmacy	—	—	8	—	—	8

Total services revenue	2	184	73	4	—	263

Total revenues - external customers	11,321	1,817	73	14	—	13,225

Intersegment revenues
Services	—	25	4,640	—	(4,665)	—
Products	—	—	1,269	—	(1,269)	—

Total intersegment revenues	—	25	5,909	—	(5,934)	—

Investment income	38	8	—	23	67	136

Total revenues	11,359	1,850	5,982	37	(5,867)	13,361

Operating expenses:
Benefits	9,927	1,358	—	21	(190)	11,116
Operating costs	1,410	446	5,707	4	(5,699)	1,868
Depreciation and amortization	52	24	31	—	(19)	88

Total operating expenses	11,389	1,828	5,738	25	(5,908)	13,072

(Loss) income from operations	(30)	22	244	12	41	289
Gain on sale of business	—	—	—	—	3	3
Interest expense	—	—	—	—	46	46

(Loss) income before income taxes	$(30)	$22	$244	$12	$(2)	$246

Benefit ratio	87.7%	83.2%				85.8%
Operating cost ratio	12.5%	24.2%	95.4%			14.1%

Humana Inc.

Consolidating Statements of Income - FY 2016

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$31,863	$—	$—	$—	$—	$31,863
Group Medicare Advantage	4,283	—	—	—	—	4,283
Medicare stand-alone PDP	4,009	—	—	—	—	4,009

Total Medicare	40,155	—	—	—	—	40,155

Fully-insured	3,492	5,405	—	—	—	8,897
Specialty	259	1,020	—	—	—	1,279
Medicaid and other (A)	2,640	12	—	38	—	2,690

Total premiums	46,546	6,437	—	38	—	53,021

Services revenue:
Provider	—	52	226	—	—	278
ASO and other (B)	8	642	—	10	—	660
Pharmacy	—	—	31	—	—	31

Total services revenue	8	694	257	10	—	969

Total revenues - external customers	46,554	7,131	257	48	—	53,990

Intersegment revenues
Services	—	99	18,842	—	(18,941)	—
Products	—	—	5,993	—	(5,993)	—

Total intersegment revenues	—	99	24,835	—	(24,934)	—

Investment income	101	19	30	66	173	389

Total revenues	46,655	7,249	25,122	114	(24,761)	54,379

Operating expenses:
Benefits	40,143	5,122	—	617	(875)	45,007
Operating costs	5,339	1,778	23,926	16	(23,782)	7,277
Depreciation and amortization	236	92	129	1	(104)	354

Total operating expenses	45,718	6,992	24,055	634	(24,761)	52,638

Income (loss) from operations	937	257	1,067	(520)	—	1,741
Interest expense	—	—	—	—	189	189

Income (loss) before income taxes	$937	$257	$1,067	$(520)	$(189)	$1,552

Benefit ratio	86.2%	79.6%				84.9%
Operating cost ratio	11.5%	24.6%	95.4%			13.5%

Humana Inc.

Consolidating Statements of Income - FY 2015

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$29,526	$—	$—	$—	$—	$29,526
Group Medicare Advantage	5,588	—	—	—	—	5,588
Medicare stand-alone PDP	3,846	—	—	—	—	3,846

Total Medicare	38,960	—	—	—	—	38,960

Fully-insured	4,243	5,493	—	—	—	9,736
Specialty	261	1,055	—	—	—	1,316
Medicaid and other (A)	2,341	21	—	35	—	2,397

Total premiums	45,805	6,569	—	35	—	52,409

Services revenue:
Provider	—	40	655	—	—	695
ASO and other (B)	9	658	—	14	—	681
Pharmacy	—	—	30	—	—	30

Total services revenue	9	698	685	14	—	1,406

Total revenues - external customers	45,814	7,267	685	49	—	53,815

Intersegment revenues
Services	—	93	17,997	—	(18,090)	—
Products	—	—	4,923	—	(4,923)	—

Total intersegment revenues	—	93	22,920	—	(23,013)	—

Investment income	134	26	—	76	238	474

Total revenues	45,948	7,386	23,605	125	(22,775)	54,289

Operating expenses:
Benefits	39,708	5,266	—	87	(792)	44,269
Operating costs	5,118	1,769	22,481	14	(22,064)	7,318
Depreciation and amortization	192	93	143	—	(73)	355

Total operating expenses	45,018	7,128	22,624	101	(22,929)	51,942

Income from operations	930	258	981	24	154	2,347
Gain on sale of business	—	—	—	—	270	270
Interest expense	—	—	—	—	186	186

Income before income taxes	$930	$258	$981	$24	$238	$2,431

Benefit ratio	86.7%	80.2%				84.5%
Operating cost ratio	11.2%	24.0%	95.2%			13.6%

Humana Inc.

Ending Membership Detail

In thousands

		Average 4Q16		Year-over-Year Change			Sequential Change
	December 31, 2016		December 31, 2015	Amount	Percent	September 30, 2016	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,837.6	2,836.1	2,753.4	84.2	3.1%	2,831.7	5.9	0.2%
Group Medicare Advantage	355.4	355.0	484.1	(128.7)	-26.6%	353.9	1.5	0.4%
Medicare stand-alone PDPs	4,951.4	4,941.4	4,557.9	393.5	8.6%	4,913.4	38.0	0.8%

Total Medicare	8,144.4	8,132.5	7,795.4	349.0	4.5%	8,099.0	45.4	0.6%

Individual commercial	654.8	683.7	899.1	(244.3)	-27.2%	726.2	(71.4)	-9.8%
State-based contracts (C)	388.1	388.7	373.7	14.4	3.9%	390.1	(2.0)	-0.5%
Medicare Supplement	218.8	218.1	158.6	60.2	38.0%	217.1	1.7	0.8%

Total Retail	9,406.1	9,423.0	9,226.8	179.3	1.9%	9,432.4	(26.3)	-0.3%

Group
Fully-insured medical commercial	1,136.0	1,133.1	1,178.3	(42.3)	-3.6%	1,131.5	4.5	0.4%
ASO commercial	573.2	569.8	710.7	(137.5)	-19.3%	570.3	2.9	0.5%
Military services	3,084.1	3,087.8	3,074.4	9.7	0.3%	3,080.9	3.2	0.1%

Total Group	4,793.3	4,790.7	4,963.4	(170.1)	-3.4%	4,782.7	10.6	0.2%

Other Businesses
Long-term care	30.8	30.9	32.6	(1.8)	-5.5%	31.0	(0.2)	-0.6%

Total Other Businesses	30.8	30.9	32.6	(1.8)	-5.5%	31.0	(0.2)	-0.6%

Total Medical Membership	14,230.2	14,244.6	14,222.8	7.4	0.1%	14,246.1	(15.9)	-0.1%

Detail of Individual commercial
ACA compliant:
On-Exchange	403.7	422.9	567.3	(163.6)	-28.8%	450.3	(46.6)	-10.3%
Off-Exchange	176.4	182.6	190.6	(14.2)	-7.5%	191.1	(14.7)	-7.7%
Non-ACA compliant (legacy)	74.7	78.2	141.2	(66.5)	-47.1%	84.8	(10.1)	-11.9%

Total individual commercial	654.8	683.7	899.1	(244.3)	-27.2%	726.2	(71.4)	-9.8%

Specialty Membership:
Retail
Dental - fully-insured	798.9	811.1	846.3	(47.4)	-5.6%	829.2	(30.3)	-3.7%
Vision	189.9	191.6	195.6	(5.7)	-2.9%	194.2	(4.3)	-2.2%
Other supplemental benefits (D)	99.3	100.2	111.2	(11.9)	-10.7%	101.9	(2.6)	-2.6%

Total Retail	1,088.1	1,102.9	1,153.1	(65.0)	-5.6%	1,125.3	(37.2)	-3.3%

Group
Dental - fully-insured	2,153.5	2,139.2	2,198.7	(45.2)	-2.1%	2,126.2	27.3	1.3%
Dental - ASO	702.0	702.7	763.4	(61.4)	-8.0%	706.6	(4.6)	-0.7%
Vision	1,946.1	1,930.5	1,977.7	(31.6)	-1.6%	1,931.6	14.5	0.8%
Other supplemental benefits (D)	1,071.5	1,068.8	1,128.9	(57.4)	-5.1%	1,065.5	6.0	0.6%

Total Group	5,873.1	5,841.2	6,068.7	(195.6)	-3.2%	5,829.9	43.2	0.7%

Total Specialty Membership	6,961.2	6,944.1	7,221.8	(260.6)	-3.6%	6,955.2	6.0	0.1%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (E)
	Three Months Ended December 31,		Dollar	Percentage	Three Months Ended December 31,
	2016	2015	Change	Change	2016		2015
Premiums and Services Revenue
Retail:
Individual Medicare Advantage	$7,809	$7,343	$466	6.3%	$918		$891
Group Medicare Advantage	1,054	1,400	(346)	-24.7%	990		966
Medicare stand-alone PDPs	951	931	20	2.1%	64		68
Individual commercial	265	901	(636)	-70.6%	129	(G)	324
State-based contracts (C)	680	599	81	13.5%	583		537
Medicare Supplemental	109	79	30	38.0%	167		166
Specialty	63	66	(3)	-4.5%	19		19
Other services	1	2	(1)	-50.0%

Total Retail	10,932	11,321	(389)	-3.4%

Group:
Fully-insured medical commercial	1,361	1,368	(7)	-0.5%	400		390
Specialty	259	260	(1)	-0.4%	17		16
Commercial ASO & other services (B)	101	112	(11)	-9.8%
Military services (F)	88	102	(14)	-13.7%

Total Group	1,809	1,842	(33)	-1.8%

Healthcare Services:
Pharmacy solutions	5,557	5,301	256	4.8%
Provider services	434	351	83	23.6%
Home based services	289	279	10	3.6%
Clinical programs	43	51	(8)	-15.7%

Total Healthcare Services	6,323	5,982	341	5.7%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (E)
	Year Ended December 31,		Dollar	Percentage	Year Ended December 31,
	2016	2015	Change	Change	2016		2015
Premiums and Services Revenue
Retail:
Individual Medicare Advantage	$31,863	$29,526	$2,337	7.9%	$941		$906
Group Medicare Advantage	4,283	5,588	(1,305)	-23.4%	1,015		978
Medicare stand-alone PDPs	4,009	3,846	163	4.2%	68		72
Individual commercial	3,064	3,939	(875)	-22.2%	328	(G)	330
State-based contracts (C)	2,640	2,341	299	12.8%	566		551
Medicare Supplemental	428	304	124	40.8%	167		165
Specialty	259	261	(2)	-0.8%	19		18
Other services	8	9	(1)	-11.1%

Total Retail	46,554	45,814	740	1.6%

Group:
Fully-insured medical commercial	5,405	5,493	(88)	-1.6%	396		388
Specialty	1,020	1,055	(35)	-3.3%	16		16
Commercial ASO & other services (B)	379	414	(35)	-8.5%
Military services (F)	426	398	28	7.0%

Total Group	7,230	7,360	(130)	-1.8%

Healthcare Services:
Pharmacy solutions	21,983	20,581	1,402	6.8%
Provider services	1,755	1,806	(51)	-2.8%
Home based services	1,174	1,015	159	15.7%
Clinical programs	180	203	(23)	-11.3%

Total Healthcare Services	25,092	23,605	1,487	6.3%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (E)
	Three Months Ended December 31,		Year-over-year Change		Three Months Ended December 31,
	2016	2015	Amount	Percent	2016	2015
Premiums
Medicare Advantage	$8,863	$8,743	$120	1.4%	$926	$902
Medicare stand-alone PDPs	951	931	20	2.1%	64	68

Total Medicare	$9,814	$9,674	$140	1.4%

					Per Member per Month (E)
	Year Ended December 31,		Year-over-year Change		Year Ended December 31,
	2016	2015	Amount	Percent	2016	2015
Premiums
Medicare Advantage	$36,146	$35,114	$1,032	2.9%	$949	$917
Medicare stand-alone PDPs	4,009	3,846	163	4.2%	68	72

Total Medicare	$40,155	$38,960	$1,195	3.1%

			Year-over-year Change
	December 31, 2016	December 31, 2015	Amount	Percent
Fully-Insured Membership
Medicare Advantage	3,193.0	3,237.5	(44.5)	-1.4%
Medicare stand-alone PDPs	4,951.4	4,557.9	393.5	8.6%

Total Medicare	8,144.4	7,795.4	349.0	4.5%

			Member Mix
			December 31,	December 31,
	December 31, 2016	December 31, 2015	2016	2015
Individual Medicare Advantage Membership
HMO	1,635.3	1,566.8	57.6%	56.9%
PPO	1,202.3	1,186.6	42.4%	43.1%

Total Individual Medicare Advantage	2,837.6	2,753.4	100.0%	100.0%

Individual Medicare Advantage Membership
Shared Risk (H)	921.0	824.1	32.5%	29.9%
Path to Risk (I)	895.3	809.0	31.5%	29.4%

Total Value-based	1,816.3	1,633.1	64.0%	59.3%
Other	1,021.3	1,120.3	36.0%	40.7%

Total Individual Medicare Advantage	2,837.6	2,753.4	100.0%	100.0%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	December 31, 2016	December 31, 2015	Difference		September 30, 2016	Difference
Primary Care Providers:
Shared Risk (H)
Owned / JV	1,600	1,800	(200)	-11.1%	1,700	(100)	-5.9%
Contracted	15,700	15,100	600	4.0%	15,700	—	0.0%
Path to Risk (I)	33,100	28,600	4,500	15.7%	32,200	900	2.8%

Total Value-based	50,400	45,500	4,900	10.8%	49,600	800	1.6%

Medicare Care Management Professionals:
Employed (J)	6,500	6,700	(200)	-3.0%	7,000	(500)	-7.1%
Contracted (K)	7,100	10,400	(3,300)	-31.7%	11,300	(4,200)	-37.2%

Total	13,600	17,100	(3,500)	-20.5%	18,300	(4,700)	-25.7%

Care Management Statistics:
Number of Medicare Advantage members with complex chronic conditions in Humana Chronic Care Program	622,300	590,300	32,000	5.4%	614,700	7,600	1.2%

Number of high-risk discharges enrolled in Humana Transitions Program (L)	60,900	56,900	4,000	7.0%	60,600	300	0.5%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	December 31, 2016	December 31, 2015	Difference		September 30, 2016	Difference
Pharmacy:
Generic Dispense Rate
Retail	91.1%	90.0%	1.1%		90.7%	0.4%
Group	85.2%	82.8%	2.4%		85.1%	0.1%
Total	90.8%	89.6%	1.2%		90.4%	0.4%

Mail-Order Penetration
Retail	29.4%	26.5%	2.9%		28.5%	0.9%
Group	7.4%	9.0%	-1.6%		7.3%	0.1%
Total	28.4%	25.5%	2.9%		27.6%	0.8%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (M)
Retail	104,400	97,600	6,800	7.0%	102,100	2,300	2.3%
Group	4,900	5,300	(400)	-7.5%	4,800	100	2.1%

Total	109,300	102,900	6,400	6.2%	106,900	2,400	2.2%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Year Ended	Year Ended	Year-over-Year
	December 31, 2016	December 31, 2015	Difference
Pharmacy:
Generic Dispense Rate
Retail	90.7%	89.8%	0.9%
Group	84.9%	83.0%	1.9%
Total	90.5%	89.4%	1.1%

Mail-Order Penetration
Retail	28.5%	26.0%	2.5%
Group	7.6%	8.7%	-1.1%
Total	27.6%	25.1%	2.5%

				Percentage
			Difference	Change
Script volume (M)
Retail	406,300	377,300	29,000	7.7%
Group	19,300	20,700	(1,400)	-6.8%

Total	425,600	398,000	27,600	6.9%

Humana Inc.

Investments

Dollars in millions

	Fair value
	12/31/2016	9/30/2016	12/31/2015
Investment Portfolio:
Cash & cash equivalents	$3,877	$6,769	$2,571
Investment securities	7,595	7,329	7,267
Long-term investment securities	2,203	2,273	1,843

Total investment portfolio	$13,675	$16,371	$11,681

Duration (N)	4.39	3.04	4.05

Average Credit Rating	AA	AA	AA

Investment Portfolio Detail:
Cash and cash equivalents	$3,877	$6,769	$2,571

U.S. Government and agency obligations
U.S. Treasury and agency obligations	786	661	332
U.S. Government residential mortgage-backed	1,623	1,518	1,857
U.S. Government commercial mortgage-backed	14	17	34

Total U.S. Government and agency obligations	2,423	2,196	2,223

Tax-exempt municipal securities
Pre-refunded	276	260	178
Insured	132	148	173
Other	2,894	2,815	2,312
Auction rate securities	3	3	5

Total tax-exempt municipal securities	3,305	3,226	2,668

Residential mortgage-backed	9	10	13
Commercial mortgage-backed	304	503	985
Asset-backed securities	160	188	263
Corporate securities
Financial services	819	755	735
Other	2,778	2,724	2,223

Total corporate securities	3,597	3,479	2,958

Total investment portfolio	$13,675	$16,371	$11,681

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	December 31,	September 30,	December 31,
	2016	2016	2015
Detail of benefits payable
IBNR (O)	$3,422	$3,626	$3,730
Reported Claims in Process (P)	654	622	600
Premium Deficiency Reserve (Q)	—	206	176
Other Benefits Payable (R)	487	595	470

Total Benefits Payable	$4,563	$5,049	$4,976

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,976	$4,976	$4,475
Less: Premium Deficiency Reserve	(176)	(176)	—
Less: Reinsurance recoverables (S)	(85)	(85)	(78)

Balances at January 1, net	4,715	4,715	4,397

Incurred related to:
Current year	45,318	34,340	44,397
Prior years (T)	(582)	(525)	(236)

Total incurred	44,736	33,815	44,161

Paid related to:
Current year	(40,852)	(29,768)	(39,802)
Prior years	(4,112)	(3,996)	(4,041)

Total paid	(44,964)	(33,764)	(43,843)

Premium Deficiency Reserve	—	206	176
Reinsurance recoverables (S)	76	77	85

Balances at end of period	$4,563	$5,049	$4,976

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$44,736	$33,815	$44,161
Military services benefit expense	8	7	12
Premium Deficiency Reserve	(176)	30	176
Future policy benefit expense (U)	439	(46)	(80)

Consolidated Benefit Expense	$45,007	$33,806	$44,269

Humana Inc.

Benefits Payable Statistics (V)

Receipt Cycle Time (W)

	2016	2015	Change	Percentage Change
1st Quarter Average	14.8	13.9	0.9	6.5%
2nd Quarter Average	14.0	14.0	—	0.0%
3rd Quarter Average	13.9	13.8	0.1	0.7%
4th Quarter Average	13.7	14.3	(0.6)	-4.2%

Average	14.1	14.0	0.1	0.7%

Unprocessed Claims Inventories (X)

Date	Estimated Valuation (millions)	Number of Days on Hand
12/31/2014	$782	6.4
3/31/2015	$862	6.7
6/30/2015	$779	5.6
9/30/2015	$920	6.8
12/31/2015	$844	5.8
3/31/2016	$888	6.4
6/30/2016	$834	5.8
9/30/2016	$869	6.1

12/31/2016	$862	5.9

Humana Inc.

Benefits Payable Statistics (Continued) (V)

Days in Claims Payable (Y)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2014	43.5	(4.3)	-9.0%
3/31/2015	42.8	(4.9)	-10.3%
6/30/2015	41.1	(7.6)	-15.6%
9/30/2015	43.4	(3.2)	-6.9%
12/31/2015	41.6	(1.9)	-4.4%
3/31/2016	43.0	0.2	0.5%
6/30/2016	42.6	1.5	3.6%
9/30/2016	42.9	(0.5)	-1.2%

12/31/2016	40.6	(1.0)	-2.4%

Change in Days in Claims Payable (Y,Z)

	1Q	2Q	3Q	4Q	FY	4Q	FY
	2016	2016	2016	2016	2016	2015	2015
DCP - beginning of period	41.6	43.0	42.6	42.9	41.6	43.4	43.5
Components of change in DCP:
Change in unprocessed claims inventories	0.4	(0.5)	0.3	(0.1)	0.1	(0.7)	0.5
Change in processed claims inventories	1.0	(0.2)	(0.7)	0.2	0.3	(0.1)	0.5
Change in pharmacy payment cutoff	—	(0.1)	0.1	—	—	0.1	0.2
Change due to provider surplus accruals and related settlements (AA)	0.6	1.3	(0.8)	(0.4)	0.7	(1.4)	(1.9)
All other (BB)	(0.6)	(0.9)	1.4	(2.0)	(2.1)	0.3	(1.2)

DCP - end of period	43.0	42.6	42.9	40.6	40.6	41.6	41.6

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

4Q 2016 Earnings Release

(A)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including Military services unless separately disclosed.
(C)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(D)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(E)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(F)	The majority of military services revenues are generally not contracted on a per-member basis under the current TRICARE South Region contract.
(G)	Reflects the reduction to premiums of approximately $583 million in 4Q 2016 related to the write-off of receivables associated with the risk corridor premium stabilization program.
(H)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(I)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(J)	Based on full-time employee equivalent counts that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(K)	Based on employee headcount figures that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(L)	Includes the number of high-risk discharges enrolled in the Humana Transitions Program over the last 12 months.
(M)	Script volume is presented on an adjusted 30-day equivalent basis.
(N)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(O)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR). IBNR includes unprocessed claims inventories.
(P)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(Q)	Premium deficiency reserve recorded related to certain of the company’s 2016 Affordable Care Act (ACA) compliant individual commercial policies. The amount included in benefits payable represents the unamortized portion of that reserve.
(R)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(S)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(T)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(U)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the ACA.
(V)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(W)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 99% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits are excluded from this measurement.
(X)	Unprocessed claim inventories, included in IBNR, represent fully-insured medical claims which have not been adjudicated and completely processed. These claims can be received but not entered into the claims system, pended for further review prior to final processing, or held due to prepay edits. Number of days on hand represents the estimated unprocessed inventory value divided by the average processed dollars per day for the quarter.
(Y)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, reinsurance expense related to commercial individual and long-duration products, the premium deficiency reserve recorded related to certain of the 2016 ACA – compliant individual commercial policies, and non-recurring expenses associated with strengthening long-term care reserves.
(Z)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(AA)	Provider surplus accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period. However, in 2014 and 2015, amounts related to provider surpluses accrued in 2013 and prior were settled resulting in negative impact to DCP since the related expenses were recorded in prior years. The company believes it has now paid substantially all settlements related to 2013 and prior.
(BB)	The “All Other” component in the DCP rollforward primarily includes items related to claim payment processes, the impact of pharmacy costs, and other expenses that impact benefits expense differently than the liability. Changes in claim payment-processes would primarily include (1) gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication and (2) changes in certain components of claim payment cycle time.